Schedule A

TO

AGREEMENT AND DECLARATION OF TRUST

OF THE

COPELAND TRUST

SCHEDULE OF PORTFOLIOS

Name	Classes	Date
Copeland Risk Managed Dividend Growth Fund	Class A/Class C/ Class I	November 15, 2010
Copeland International Risk Managed Dividend Growth Fund	Class A/Class C/ Class I	November 13, 2012

PHTRANS/ 1290901.1